Exhibit 99.1

Sharps Compliance Reports Fiscal 2017 Third Quarter Results

  Third quarter revenue increased 29%;
  Professional market billings increased 49%;
  Pharmaceutical Manufacturer, Retail, and Assisted Living billings increased 35%, 11% and 8%, respectively; and
  Flu season-related business disappointing

HOUSTON, April 26, 2017 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (NASDAQ:SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the third quarter and first nine months of fiscal 2017, which ended March 31, 2017.

Revenue in the third quarter of fiscal 2017 increased to $8.6 million, as compared to revenue of $6.7 million in the same prior year quarter with improved gross margin of 27.4% as compared to 25.5% in the third quarter of 2016.  The Company reported an operating loss of $0.6 million in the third quarter of fiscal 2017, compared to an operating loss of $1.1 million in the third quarter of fiscal 2016.  Sharps recorded a net loss of $0.7 million, or ($0.04) per basic and diluted share in the third quarter of fiscal 2017, compared to a net loss of $1.0 million or ($0.07) per basic and diluted share, in the third quarter of fiscal 2016.

Customer billings increased 27% to $8.4 million for the quarter ended March 31, 2017 as compared to billings of $6.6 million in the prior year period. The Company reported significant growth in the Professional and Pharmaceutical Manufacturer markets as well as growth in its Retail, Home Healthcare and Assisted Living markets. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement and $0.2 million of revenue from the MedSafe program. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “While quarterly revenue and SG&A were consistent with or better than our internal forecasts, we do believe we have opportunities to improve gross margin as our treatment facilities increase the amount of mailbacks processed and we continue to reduce operational costs.

“Revenue growth in the Professional and Pharmaceutical Manufacturer markets was very strong, but overall revenue growth was hampered by the second consecutive slow flu shot immunization season.

“Our route-based business, which contributed 19% of our third quarter billings, grew by over 160% driven by revenue from our Citiwaste operation which was acquired in July of 2016. The route-based business contributes stable revenue in markets where proper disposal of medical waste is required by law, complements our mailback offering and reduces the seasonal impact of Retail market billings.”

Third Quarter Review

Professional market billings increased 49% to $3.0 million in the third quarter of fiscal 2017 compared to the prior year period.  This increase was a combination of acquired and organic growth as the Company continued its focus on securing customers from the small to medium quantity generator sector, which consists largely of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who benefit from the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services.  The Company’s inside and online sales channel, which primarily targets the Professional and Government markets, realized a 45% increase in billings to $1.5 million in the fiscal 2017 third quarter from $1.0 million in the same prior year period.

Pharmaceutical Manufacturer billings increased 35% to $1.4 million in the third quarter of fiscal 2017 compared to $1.0 million in the third quarter of fiscal 2016. The increase is related to inventory builds for new and existing patient support programs.

Retail market billings increased 11% to $0.8 million compared with $0.7 million in the prior year period, reflecting a slight increase in flu shot related orders of about $0.1 million.

Assisted Living market billings grew 8% to $0.6 million for the third quarter of fiscal 2017 as compared to $0.6 million in the third quarter of fiscal 2016.  Third quarter 2017 Home Health Care billings grew 17% to $1.9 million as compared to $1.6 million in the third quarter of the prior year.

Government billings were essentially flat at $0.4 million in the third quarter of fiscal 2017.  Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement, consistent with $0.1 million in VA orders in the third quarter of fiscal 2016. MedSafe related orders to the government market were $0.2 million for the quarter ended March 31, 2017, consistent with $0.2 million in the third quarter of fiscal 2016.

Mr. Tusa added, “Our Professional market demonstrated significant growth in the quarter, as a result not only of our enhanced service offerings from our acquired businesses, but also from the strength of our inside and field sales teams who have been trained to find the best solution for customers. Likewise, as expected, we saw solid growth in Pharmaceutical Manufacturer market sales related to several inventory builds in the quarter.  Our unique solution for Pharma companies ensures that medical waste compliance requirements are met, provides a branding opportunity and the capability to collect patient data which could lead to improved medication adherence.  Because of our vast experience with Pharmaceutical Manufacturers, our ability to customize patient support programs and collect and report valuable data, we believe we are uniquely positioned as the leader in this market. We have seen increased interest in the market for patient support programs from manufacturers of new and existing self-injected medications.

“Additionally, we continue to see strong demand for our MedSafe offering for the disposal of controlled and non-controlled unused or expired medications.  We believe we are providing a valuable service to long-term care facilities, retail and hospital pharmacies, hospice, drug-treatment and licensed law enforcement markets with this patent-pending solution addressing the nationwide concerns over opioid abuse and environmental responsibility.”

Operating Performance

Gross margin was 27% in the third quarter of fiscal 2017 compared to gross margin of 26% in the third quarter of fiscal 2016. The increase in gross margin for the third quarter of fiscal 2017 was primarily related to increased revenue over the same periods. SG&A increased slightly to $2.8 million for the third quarter of fiscal 2017 compared to $2.7 million in the third quarter of the prior year due to incremental sales and marketing costs. Sequentially, SG&A is down $0.1 million, or 4%, reflecting the impact of cost savings initiatives.

The Company reported an operating loss of $0.6 million in the third quarter of fiscal 2017, compared to an operating loss of $1.1 million in the third quarter of fiscal 2016.  Sharps EBITDA loss improved to $0.2 million in the third quarter of fiscal 2017 as compared to an EBITDA loss of $0.9 million in the third quarter of fiscal 2016. (See Reconciliation of Net Income (Loss) to EDITDA in the supplemental table included at the end of this release).

Integration of Acquired Route-Based Businesses and New Treatment Facility

During the third quarter of 2017, Sharps recognized approximately $1.6 million in revenue from its route-based service offering which represented about 19% of consolidated customer revenue. For comparative purposes, the acquired businesses generated $1.0 million of the $1.6 million in this quarterly revenue based on their pre-acquisition run-rate with the difference being attributable to organic growth.

As previously announced, during the second quarter of 2017, the Company began operating its new medical waste treatment facility in Pennsylvania.  The facility operates as both a medical waste treatment facility using an autoclave and as a transfer station for medical, pharmaceutical and trace chemotherapy waste of up to 82 tons per day.  In addition to processing the medical waste generated by the Company’s route-based and mailback customers, the facility also serves as an outbound distribution center of mailbacks and other solutions.

First Nine Months Fiscal 2017 Review

Sharps recorded revenue of $27.8 million in the first nine months of fiscal 2017, an increase of 14% compared to revenue of $24.5 million in the first nine months of fiscal 2016. Customer billings increased 10% to $27.5 million in the first nine months of fiscal 2017. Professional billings increased 58% to $8.8 million in the first nine months of fiscal 2017 as compared to $5.6 million in the same prior year period. Assisted Living billings increased 10% to $1.8 million in the first nine months of fiscal 2017 as compared to $1.6 million in the same prior year period. Government billings increased 10% to $1.2 million in the first nine months of fiscal 2017 as compared to $1.1 million in the same prior year period. Pharmaceutical Manufacturer billings decreased 4% to $4.6 million in the first nine months of fiscal 2017 as compared to $4.8 million in the first nine months of 2016. Home Health Care billings increased slightly to $5.8 million in the first nine months of fiscal 2017 as compared to $5.6 million in the same prior year period.  In the first nine months of fiscal 2017, Retail billings declined 18% to $4.5 million as compared to $5.5 million in the first nine months of fiscal 2016, primarily due to a decrease in billings for the TakeAway Medication Recovery System envelopes which were launched by several Retail customers in the prior year. Billings for the flu shot related business were relatively flat for the first nine months of fiscal 2017 compared to the prior year. On a trailing twelve months’ basis, flu shot related business in the Retail market increased 10% in the current period compared to the prior year.

Fiscal 2017 year-to-date gross margin was 30% as compared to gross margin of 32% in the first nine months of fiscal 2016. SG&A expense increased 19% to $9.4 million in the first nine months of fiscal 2017. SG&A for the first nine months of fiscal 2017 includes $0.7 million of acquisition related costs.  Without these acquisition related costs, SG&A increased 10% compared to the first nine months of fiscal 2016 as a result of the Company's ongoing investment in sales and marketing initiatives. The Company recorded an operating loss of $1.8 million in the first nine months of fiscal 2017 as compared to an operating loss $0.2 million in the first nine months of fiscal 2016.

Net loss in the first nine months of fiscal 2017 was $1.9 million or ($0.12) per basic and diluted share, compared to net loss of $0.2 million or ($0.01) per basic and diluted share in the first nine months of fiscal 2016.  During the first nine months of 2017, the Company recorded approximately $0.7 million in acquisition related expenses associated with the completion of its acquisition of Citiwaste.  Excluding these acquisition related expenses, on a non-GAAP basis, the Company reported an adjusted net loss of $1.2 million or ($0.07) per diluted share in the first nine months of 2017. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet

Cash and cash equivalents were $5.7 million at March 31, 2017 compared to $12.4 million at June 30, 2016.  The decrease in cash and cash equivalents is primarily due to the $4.0 million paid for the Citiwaste acquisition, payment of acquisition related costs, and capital expenditures, including those related to the new Pennsylvania treatment facility.

On March 29, 2017, the Company entered into a credit agreement with a commercial bank (“Credit Agreement”).  The Credit Agreement, which replaces, in its entirety, the Company’s prior credit agreement with another commercial bank, provides for a two-year, $14.0 million line of credit facility, the proceeds of which may be utilized as follows: (i) $6.0 million for working capital, letters of credit (up to $2 million) and general corporate purposes and (ii) $8.0 million for acquisitions.

Expanding Capabilities: A Comprehensive Provider of Medical Waste Service Solutions

Mr. Tusa concluded, “As we continue to enhance our portfolio of comprehensive medical and pharmaceutical waste management solutions, we believe we are well positioned to build on our customer base in the underserved small to medium quantity generator market.  We plan to continue to expand the geographic reach of our route-based offering which complements our convenient mailback solutions to meet the needs of our existing customers and to win new business.”

Third Quarter Fiscal Year 2017 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook.  A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782.  International callers may access the call by dialing (201) 689-8567.  The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through May 26, 2017.  To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 10333. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twelve (12) state region of the Northeast portion of the United States as well as Texas and Louisiana.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2017	2016	% Change	2017	2016	% Change

Revenue	$8,588	$6,652	29.1%	$27,826	$24,513	13.5%
Cost of revenue	6,236	4,959	25.8%	19,620	16,622	18.0%
Gross profit	2,352	1,693	38.9%	8,206	7,891	4.0%
Gross margin	27.4%	25.5%		29.5%	32.2%
SG&A expense	2,790	2,709	3.0%	9,388	7,890	19.0%
Depreciation and amortization	200	88		600	210
Operating loss	(638)	(1,104)		(1,782)	(209)
Operating margin	(7.4%)	(16.6%)		(6.4%)	(0.9%)
Interest income	4	8		12	26
Interest expense	(34)	-		(92)	-
Total other (expense) income	(30)	8		(80)	26
Loss before income tax expense (benefit)	(668)	(1,096)		(1,862)	(183)
Income tax expense (benefit)	-	(54)		-	24
Net loss	$(668)	$(1,042)		$(1,862)	$(207)
Net loss per share
Basic and Diluted	$(0.04)	$(0.07)		$(0.12)	$(0.01)

Weighted Average Shares Outstanding
Basic and Diluted	15,994	15,462		15,930	15,449

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2017	June 30, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$5,692	$12,435
Accounts receivable, net	5,191	5,814
Inventory	4,526	3,919
Prepaid and other current assets	853	695
Total current assets	16,262	22,863
Property, plant and equipment, net	6,756	5,032
Other assets	118	84
Goodwill	6,724	1,039
Intangible assets, net	4,162	1,129
Total assets	$34,022	$30,147

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,469	$1,620
Accrued liabilities	1,340	1,534
Current maturities of long-term debt	604	-
Deferred revenue	2,223	2,477
Total current liabilities	6,636	5,631
Long-term deferred revenue, net of current portion	498	483
Other long-term liabilities	166	190
Long-term debt, net of current portion	2,121	-
Total liabilities	9,421	6,304
Stockholders' equity	24,601	23,843
Total liabilities and stockholders' equity	$34,022	$30,147

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2017	% Total	2016	$ Change	%
BILLINGS BY MARKET:
Professional	$2,982	35.4%	$2,001	$981	49.0%
Home Health Care	1,873	22.2%	1,595	278	17.4%
Pharmaceutical Manufacturer	1,377	16.3%	1,023	354	34.6%
Retail	806	9.6%	726	80	11.0%
Assisted Living	625	7.4%	579	46	7.9%
Government	424	5.0%	423	1	0.2%
Environmental	149	1.8%	70	79	112.9%
Other	195	2.3%	201	(6)	(3.0%)
Subtotal	$8,431	100.0%	$6,618	$1,813	27.4%
GAAP Adjustment *	157		34	123
Revenue Reported	$8,588		$6,652	$1,936	29.1%

	Nine-Months Ended March 31,
	2017	% Total	2016	$ Change	%
BILLINGS BY MARKET:
Professional	$8,817	32.0%	$5,573	$3,244	58.2%
Home Health Care	5,760	20.9%	5,637	123	2.2%
Pharmaceutical Manufacturer	4,568	16.6%	4,777	(209)	(4.4%)
Retail	4,507	16.4%	5,512	(1,005)	(18.2%)
Assisted Living	1,789	6.5%	1,623	166	10.2%
Government	1,245	4.4%	1,129	116	10.3%
Environmental	291	1.1%	224	67	29.9%
Other	567	2.1%	651	(84)	(12.9%)
Subtotal	$27,544	100.0%	$25,126	$2,418	9.6%
GAAP Adjustment *	282		(613)	895
Revenue Reported	$27,826		$24,513	$3,313	13.5%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2017	% Total	2016	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$4,840	57.4%	$4,274	$566	13.2%
Route-Based Pickup	1,641	19.5%	628	1,013	161.3%
Unused Medications	867	10.3%	707	160	22.6%
Third Party Treatment	149	1.8%	70	79	112.9%
Other	934	11.0%	939	(5)	(0.5%)
Total Billings By Solution	$8,431	100.0%	$6,618	$1,813	27.4%

	Nine-Months Ended March 31,
	2017	% Total	2016	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$17,379	63.1%	$17,859	$(480)	(2.7%)
Route-Based Pickup	4,686	17.0%	1,469	3,217	219.0%
Unused Medications	2,400	8.7%	2,743	(343)	(12.5%)
Third Party Treatment	291	1.1%	224	67	29.9%
Other	2,788	10.1%	2,831	(43)	(1.5%)
Total Billings By Solution	$27,544	100.0%	$25,126	$2,418	9.6%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2017	% Total	2016 *	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$4,475	53.1%	$3,402	$1,073	31.5%
Distributors	2,457	29.1%	2,181	276	12.7%
Inside and Online Sales	1,499	17.8%	1,035	464	44.7%
Total Billings By Channel	$8,431	100.0%	$6,618	$1,813	27.4%

	Nine-Months Ended March 31,
	2017	% Total	2016 *	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$15,142	55.0%	$13,725	$1,417	10.3%
Distributors	7,513	27.3%	8,339	(826)	(9.9%)
Inside and Online Sales	4,889	17.7%	3,062	1,827	59.6%
Total Billings By Channel	$27,544	100.0%	$25,126	$2,418	9.6%

* Certain prior year amounts have been reclassified to conform to current year presentation

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(in thousands)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Net Loss	$(668)	$(1,042)	$(1,862)	$(207)

Income tax expense (benefit)	-	(54)	-	24
Interest expense (income), net	30	(8)	80	(26)
Depreciation and amortization	392	223	1,100	601

EBITDA	$(246)	$(881)	$(682)	$392

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense, interest income, and depreciation and amortization.  Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial  results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Net Loss	$(668)	$(1,042)	$(1,862)	$(207)

Diluted net loss per share	$(0.04)	$(0.07)	$(0.12)	$(0.01)

Adjustments:
Acquisition costs	-	-	702	151

Adjustments	-	-	702	151

Adjusted Net Loss	$(668)	$(1,042)	$(1,160)	$(56)

Adjusted diluted net loss per share	$(0.04)	$(0.07)	$(0.07)	$(0.00)

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance.  Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company defines adjusted net income as net income plus or minus certain nonrecurring transactions such as acquisition costs, executive severance costs, significant legal settlements and other interested parties.  Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

For more information contact:

Diana P. Diaz
Sharps Compliance Corp.
Vice President and Chief Financial Officer
Phone: (713) 660-3547
Email: ddiaz@sharpsinc.com

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: (203) 972-9200
Email: jnesbett@institutionalms.com